                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported) April 16, 1994

                              Northrop Corporation
             (Exact name of registrant as specified in its charter)

           Delaware                   1-3229                95-1055798
 (State or other jurisdiction      (Commission             IRS Employer
    of incorporation)              File Number)       Identification Number)

         1840 Century Park East
        Los Angeles, California                               90067
 (Address of principal executive offices)                  (Zip Code)


  Registrant's telephone number, including area code  (310) 553-6262


                                 Not Applicable
         (Former name or former address, if changed since last report)

  Item 2. Acquisition or Disposition of Assets. This report is qualified in its entirety by reference to the documents described herein and attached as exhibits hereto, which are incorporated herein by this reference.

       The registrant did not acquire assets. On April 3, 1994, Northrop Corporation ("Northrop"), a Delaware Corporation, Northrop Acquisition, Inc., a Delaware Corporation and a wholly owned subsidiary of Northrop Corporation, and Grumman Corporation ("Grumman" or "the Company"), a New York Corporation, entered into an Agreement and Plan of Merger ("the Merger") providing for a merger of Northrop Acquisition, Inc. into Grumman. As a result of the Merger, Grumman would be the surviving corporation and a wholly owned subsidiary of Northrop. A copy of the Agreement and Plan of Merger is attached hereto as Exhibit A. In connection with the Merger, Northrop Acquisition, Inc. offered to purchase all of the outstanding shares of Grumman common stock, par value $1.00 per share, and associated rights (the "Shares") pursuant to a tender offer (the "Offer") for all outstanding Shares at $62.00 per Share in cash (the "Offer Consideration"). In connection with the Merger, untendered Shares other than Shares held in treasury by Grumman or by any of Grumman's subsidiaries, Shares owned by Northrop or its susidiaries and Shares held by shareholders who properly exercise their dissenters' rights under New York law, would be converted into the right to receive the Offer Consideration.

       On April 16, 1994, Northrop Acquisition, Inc., accepted for purchase all Shares validly tendered pursuant to the Offer made pursuant to the Offer to Purchase dated March 14, 1994 (the "Offer to Purchase"), and the Supplement thereto dated April 5, 1994 (the "Supplement"), copies of which are Exhibits
  (B) and (C), respectively, as a result of which Northrop Acquisition, Inc. holds at least 93.4% of the outstanding Shares on a fully diluted basis. A Special Meeting of Shareholders of Grumman is scheduled for May 18, 1994, at which the stockholders (including Northrop Acquisition, Inc.) will consider and vote on the Agreement and Plan of Merger. It is expected that the Merger will be consummated on or about May 18, 1994.

       The total amount of funds required by Northrop Acquisition, Inc. to purchase Shares pursuant to the Offer and to complete the Merger is approximately $2.17 billion. Such amount represents $62 per Common Share paid in the Offer and to be paid in the Merger for the outstanding Shares.

       The Offer and the Merger are being financed with approximately $2.8 billion of borrowings, (i) $2.2 billion under a term loan credit facility (the "Term Loan") and (ii) an additional amount under a $600 million revolving credit facility for the purpose of replacing Northrop's current line of credit, pursuant to the Credit Agreement between Northrop and The Chase Manhattan Bank and Chemical Bank, as co-agents, and a syndicate of commercial banks. The financing for the Offer and the Merger is more fully described in
  Section 12, "Source and Amount of Funds" of the Offer to Purchase and in
  Section 3, "Source and Amount of Funds" of the Supplement.

       Grumman Corporation was organized in 1929 under the name Grumman Aircraft Engineering Corporation. The activities of Grumman Corporation and its subsidiaries include: (a) the design and production of military aircraft, space systems and commercial aircraft components and subassemblies, as well as the modernization or conversion of previously completed aircraft; (b) the design, manufacture and integration of sophisticated electronics for aircraft, computerized test equipment and other defense related products, such as airborne surveillance systems; and (c) electronic data processing services for affiliates and other customers as well as real estate and leasing services. Grumman's activities also include technical services that help ready the space shuttle for flight, providing space station program support, servicing and maintaining flight simulators and trainers, providing support for Grumman aircraft; and the fabrication of vehicles for the U.S. Postal Service. Northrop does not currently intend to use Grumman property and assets for other purposes.

       Production contracts with the U.S. Government relating to the aerospace industry have included the F-14 "Tomcat" fighter, the A-6 "Intruder" attack aircraft, the EA-6B "Prowler" tactical jamming system, the E-2C "Hawkeye" early warning aircraft, and the C-2A "Greyhound" carrier on-board delivery system, of which, only the E-2C is currently in production.

       Grumman is teamed with Gruppo Agusta of Italy to compete for a program to replace the U.S. Air Force/U.S. Navy primary training aircraft called JPATS - the Joint Primary Aircraft Training System. Seven teams are competing for the work. A winner is to be selected in 1995.

       Grumman is under contract to provide aircraft components and major subassemblies to other manufacturers. These contracts include the center wing section for the Boeing 767 jetliner, nacelles and thrust reversers for the Gulfstream IV and Fokker aircraft, transcowls for General Electric CF6-80C2 engines, C-17 control surfaces, and composite spoilers and inboard flaps for the new Boeing 777 airliner.

       In 1985, the U.S. Air Force awarded Grumman a $657 million contract for development of the Joint Surveillance Target Attack Radar System, known as "Joint STARS". This developmental phase concluded in 1993 with the delivery of the first two Joint STARS prototype E-8A aircraft to the Air Force. In November 1990, Grumman received a $523 million follow-on contract for further full-scale development; this included the acquisition of a third Joint STARS aircraft, product improvement and logistics support. This follow-on contract, currently worth $684 million, is scheduled for completion in 1995. Following government approval for five low rate initial production aircraft, the U.S. Air Force has authorized full funding of $415 million for two initial aircraft. The E-8C is the production configuration of Joint STARS and incorporates additional work stations and other system improvements. Grumman is pursuing opportunities with NATO. According to present plans, a total of 19 production E-8C aircraft will be delivered to the Air Force beginning in 1995.

       Grumman's data systems business designs, develops, operates and supports computer systems for scientific and management information. Its services include systems integration, systems service, technical and professional services, information conversion services and training; its customers and potential customers include agencies of federal, state and local governments including among others: the U,S. Navy and Marine Corps, the Air Force, NASA, the Defense Logistics Agency and the Internal Revenue Service.

       The Company is a subcontractor, under Lockheed's Shuttle Processing Contract with NASA for management and support to the space Shuttle launch processing operation, in such areas as instrumentation, measurement and calibration. The current contract, which began in October 1983, was extended to September 1995. There is one remaining three year option period which ends in September 1998. The Company is a prime contractor on the Information Systems Contract which was awarded in October 1992. This is a five year contract which extends through December 1997. This contract requires contractor support for all institutional computing capability at Johnson Space Center, Houston, Texas.

       In 1986, the Company was awarded a contract to build 99,150 Long Life Vehicles for the U.S. Postal Service over a six year period; deliveries commenced in April 1987. In September 1991, the Company negotiated an agreement for a follow-on contract with the U.S. Postal Service to produce an additional 43,505 Long Life Vehicles of which 4,723 and 19,881 were delivered in 1992 and 1993, respectively. The combination of the original contract and the follow-on contract will result in unit deliveries to the U.S. Postal Service totalling 142,655 at the conclusion of the program.

Item 7. Financial Statements and Exhibits.

     (a)  Financial statements of business acquired.

          The following consolidated financial statements of Grumman are filed as part of this report:

          Report of Independent Public Accountants

          Consolidated Balance Sheet - December 31, 1993 and 1992

          Consolidated Statement of Income - Years ended December 31, 1993, 1992 and 1991

          Consolidated Statement of Common Shareholders' Equity - Years ended December 31, 1993, 1992 and 1991

          Consolidated Statements of Cash Flows - Years ended December 31, 1993, 1992 and 1991

          Notes to Consolidated Financial Statements


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Grumman Corporation:

  We have audited the accompanying consolidated balance sheet of Grumman Corporation (a New York corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grumman Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Notes 6 and 11 to the consolidated financial statements, effective January 1, 1992, the company changed its method of accounting for income taxes and for postretirement benefits other than pensions.

ARTHUR ANDERSEN & CO.

January 20, 1994

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                             (AMOUNTS IN THOUSANDS)

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1993       1992
                                                           ---------- ----------
                         ASSETS
Current Assets:
  Cash and cash equivalents..............................  $  346,090 $  299,077
  Marketable securities (at cost, approximating market)..      18,034        --
  Accounts receivable....................................     518,731    534,260
  Inventories, less progress payments....................     499,436    612,424
  Prepaid expenses.......................................      40,992     41,280
                                                           ---------- ----------
    Total current assets.................................   1,423,283  1,487,041
                                                           ---------- ----------
Property, plant and equipment, less accumulated deprecia-
 tion....................................................     372,723    399,421
                                                           ---------- ----------
Non-current assets:
  Deferred income taxes..................................     120,028     94,856
  Long-term receivables..................................       6,009      9,079
  Investments............................................      52,505     28,678
  Other..................................................      49,901     69,941
                                                           ---------- ----------
                                                              228,443    202,554
                                                           ---------- ----------
    Total................................................  $2,024,449 $2,089,016
                                                           ========== ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt........................................  $    6,571 $   83,399
  Accounts payable.......................................     147,576    128,610
  Wages and benefits payable.............................      90,229     95,519
  Income taxes...........................................      88,932    145,353
  Advances and deposits..................................      95,340     30,251
  Other current liabilities..............................      89,699    127,902
                                                           ---------- ----------
    Total current liabilities............................     518,347    611,034
                                                           ---------- ----------
Long-term debt...........................................     243,106    355,244
                                                           ---------- ----------
Accrued retirement benefits..............................     304,752    306,500
                                                           ---------- ----------
Restructuring reserve....................................      85,000        --
                                                           ---------- ----------
Other liabilities........................................      37,191     23,348
                                                           ---------- ----------
Common stock--$1.00 par value, authorized 80,000 shares;
 outstanding 34,049 and 33,519 shares (net of treasury
 stock)..................................................     344,589    321,038
Retained earnings........................................     491,464    471,852
                                                           ---------- ----------
    Total................................................  $2,024,449 $2,089,016
                                                           ========== ==========


   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1993        1992        1991
                                             ----------  ----------  ----------
                                             ($ IN THOUSANDS EXCEPT PER SHARE
                                                          DATA)
Revenues:
 Sales...................................... $3,224,535  $3,492,075  $3,963,492
 Other income...............................     24,589      11,875      10,359
                                             ----------  ----------  ----------
    Total sales and other income............  3,249,124   3,503,950   3,973,851
                                             ----------  ----------  ----------
Costs and expenses:
 Cost of sales..............................  2,929,987   3,189,035   3,620,895
 Restructuring charge.......................     85,000         --          --
 Loss on Tracor Aviation Inc. settlement....        --          --       46,500
 Selling, administrative and other..........    115,928     113,289     124,049
 Interest...................................     31,702      55,065      85,236
                                             ----------  ----------  ----------
    Total costs and expenses................  3,162,617   3,357,389   3,876,680
                                             ----------  ----------  ----------
Income before income taxes..................     86,507     146,561      97,171
Provision for federal income taxes..........     21,000      26,700       2,000
                                             ----------  ----------  ----------
    Income from continuing operations.......     65,507     119,861      95,171
Income (loss) from discontinued operations..     (6,700)    (45,035)      4,166
Cumulative effect of change to accrual
 method of accounting for postretirement
 benefits...................................        --     (198,000)        --
                                             ----------  ----------  ----------
    Net income (loss)....................... $   58,807  $ (123,174) $   99,337
                                             ==========  ==========  ==========
Primary earnings per common share:
 Income from continuing operations.......... $     1.90  $     3.49  $     2.75
 Income (loss) from discontinued operations.       (.19)      (1.34)        .13
 Cumulative effect of accounting change.....        --        (5.88)        --
                                             ----------  ----------  ----------
    Net income (loss)....................... $     1.71  $    (3.73) $     2.88
                                             ==========  ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                             YEAR 1993         YEAR 1992         YEAR 1991
                          ----------------  ----------------  ----------------
                          SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                          ------  --------  ------  --------  ------  --------
Common stock:
  Balance beginning of
   year.................. 33,790  $337,896  33,512  $337,737  33,019  $313,916
  Conversion of
   convertible
   subordinated
   debentures............  1,392    48,352     --        --      --        --
  Conversion of preferred
   stock.................    --        --        6        36       1         6
  Exercise of stock
   options and awards--
   net of (forfeitures)..    605    22,935     272     4,014     492     7,149
  Majority interest in
   capital contributed to
   joint venture.........    --        --      --     (3,891)    --     16,666
                          ------  --------  ------  --------  ------  --------
  Balance end of year.... 35,787   409,183  33,790   337,896  33,512   337,737
                          ------  --------  ------  --------  ------  --------
  Less:
  Treasury stock
  Balance beginning of
   year..................    271     4,415     247     3,998     221     3,529
  Common stock repurchase
   program...............  1,361    49,931     --        --      --        --
  Reinstated (issued)
   under various plans--
   net...................    106     2,848      24       417      26       469
                          ------  --------  ------  --------  ------  --------
  Balance end of year....  1,738    57,194     271     4,415     247     3,998
                          ------  --------  ------  --------  ------  --------
  Restricted stock:
  Balance beginning of
   year..................  1,613    12,443   1,651    15,025   1,360    13,377
  Awards (forfeitures)-
   net...................    (85)     (566)    131     1,490     444     6,462
  Amortization and
   vesting...............   (234)   (4,477)   (169)   (4,072)   (153)   (4,814)
                          ------  --------  ------  --------  ------  --------
  Balance end of year....  1,294*    7,400   1,613*   12,443   1,651*   15,025
                          ------  --------  ------  --------  ------  --------
  Common stock
   outstanding........... 34,049  $344,589  33,519  $321,038  33,265  $318,714
                          ======  ========  ======  ========  ======  ========
Retained earnings:
  Balance beginning of
   year..................         $471,852          $632,998          $570,504
  Net income (loss)......           58,807          (123,174)           99,337
  Cash dividends:
    Common (per share:
     1993, $1.15; 1992
     and 1991, $1.00)......        (38,690)          (33,496)          (33,220)
    Preferred............              --             (2,515)           (3,623)
    Redemption costs.....             (505)           (1,961)              --
                                  --------          --------          --------
  Balance end of year....         $491,464          $471,852          $632,998
                                  ========          ========          ========

- - --------
* Shares are shown for information only and are included in common stock.

   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1993       1992       1991
                                               ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)........................... $  58,807  $(123,174) $  99,337
  Items affecting cash from operations:
  Depreciation and amortization...............    73,835     82,127     94,274
  Cumulative effect of change in accounting
   for postretirement benefits................       --     198,000        --
  Restructuring charge........................    85,000        --         --
  Loss on Tracor Aviation Inc. settlement.....       --         --      46,500
  Release of tax reserves.....................       --     (23,500)   (30,700)
  Changes in assets and liabilities:
  Decrease/(increase) in:
   Accounts receivable and marketable
    securities................................    (2,505)    79,391     13,126
   Inventories................................   112,988    147,817    142,811
   Prepaid expenses...........................       288     38,660     (9,930)
  Increase/(decrease) in:
   Accounts payable, wages and benefits.......    13,676    (68,585)   (52,399)
   Income taxes payable.......................   (49,231)    65,947    (11,409)
   Deferred income taxes......................   (32,362)    (6,351)    (4,500)
   Other current liabilities..................    26,886     56,155    (10,902)
   Other......................................    34,869     68,317      4,126
                                               ---------  ---------  ---------
  Net cash provided by operating activities...   322,251    514,804    280,334
                                               ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures........................   (44,585)   (39,054)   (54,847)
  Proceeds from sale of capital assets........     3,882      2,361      6,385
  Decrease (increase) in investments..........   (25,562)     4,237     (1,486)
                                               ---------  ---------  ---------
  Net cash used in investing activities.......   (66,265)   (32,456)   (49,948)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Decrease in short-term debt.................       --         --     (17,000)
  Proceeds from long-term debt................       --         --      75,000
  Repayment of long-term debt.................  (141,119)  (283,372)  (118,023)
  Redemption of preferred stock...............       --     (34,321)        (5)
  Dividends paid..............................   (38,690)   (36,011)   (36,843)
  Repurchase of common stock..................   (49,931)       --         --
  Exercise of stock options...................    20,767     (1,591)    (3,015)
  Capital received on formation of joint
   venture....................................       --         --      20,000
                                               ---------  ---------  ---------
  Net cash required by financing activities...  (208,973)  (355,295)   (79,886)
Net increase in cash and cash equivalents for
 the period...................................    47,013    127,053    150,500
Cash and cash equivalents-January 1,..........   299,077    172,024     21,524
                                               ---------  ---------  ---------
Cash and cash equivalents-December 31,........ $ 346,090  $ 299,077  $ 172,024
                                               =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of consolidation

  The consolidated financial statements include the accounts of the company and all subsidiaries. All intercompany balances and transactions have been eliminated.

 Inventories

  Inventoried costs relating to both long-term government and commercial contracts and programs are stated at the actual production cost. General and administrative expenses allocable to aerospace fixed-price type contracts are included in inventory, whereas such expenses for non-aerospace activities are expensed as incurred. The costs attributed to units delivered under both long-term government and commercial contracts and programs are based on the estimated average costs of all units expected to be produced in a lot or contract. In accordance with industry practice, inventories include amounts relating to contracts and programs having long production cycles, portions of which are not expected to be realized within one year.

  Inventories of raw materials, purchased parts and supplies are carried at the lower of cost or realizable values. Inventories are based on average cost and/or first-in, first-out methods.

 Revenue recognition

  Sales under fixed-price production contracts are recorded at the time of delivery. Sales, including fees earned, under cost-reimbursement and research, development, test and evaluation contracts are recorded as costs are incurred.

  Certain contracts contain cost and/or performance incentives. Such incentives are included in sales at the time actual performance can be related to the target and the earned amount can be reasonably determined. Accordingly, earnings recorded in one period may include adjustments related to sales recorded in a prior period. Losses on contracts are recorded when they become known.

 Depreciation and amortization

  The company uses a declining-balance method of depreciation for substantially all of its plant and equipment. Leasehold improvements are amortized over the terms of the leases or their estimated useful lives, whichever is shorter.

  Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is reflected currently. Maintenance and repair costs are expensed as incurred.

 Intangibles

  The excess of cost over the net assets of acquired companies at December 31, 1993 and 1992, was $3.6 and $3.7 million, respectively. These amounts are included in Non-Current Assets--Other, and are being amortized over 40 years.

 Cash equivalents

  It is the company's policy to treat securities which are readily convertible to known amounts of cash with original maturities of three months or less as cash equivalents. The carrying value of such items, which is at cost, approximates fair value because of the short maturity of those instruments.

 Cash flow supplemental information

                                                         1993    1992    1991
                                                        ------- ------- -------
      Cash paid during the year for:
        Interest (net of amount capitalized)........... $39,058 $57,543 $87,884
        Federal income taxes...........................  97,800  37,000  40,000

                      GRUMMAN CORPORATION AND SUBSIDIARIES

 Financial instruments

  During 1993, the company initiated a Common Stock Repurchase Program to purchase up to $100 million of the company's outstanding common stock. As a hedge of the company's cost, the company entered into a series of equity put warrants whereby the company may be obligated to repurchase 750,000 shares, if put to the company, at expiration date. These equity put warrants will expire during the period August through October 1994.

  Also during 1993, the company invested approximately $25 million in a limited partnership which invests in repurchase and reverse repurchase agreements backed by highly rated securities. At December 31, 1993, the value of the partnership's underlying net assets approximated the company's investment which is being accounted for using the equity method.

 Research and development

  Research and development costs associated with government programs up to a negotiated ceiling are charged to inventory and are recorded in cost of sales when products are delivered or services performed. Costs in excess of ceiling and expenditures for commercial projects are charged against income in the year incurred. Total expenditures for research and development, bid and proposal efforts were, in millions, $122.5 in 1993, $132.8 in 1992 and $127.5 in 1991.

 Earnings per common share

  Primary earnings per share are determined after deducting preferred stock dividends and are based on the weighted average number of outstanding common shares and common stock equivalents.

 Reclassification

  Certain prior-year amounts have been reclassified to conform to 1993 classifications.

NOTE 2--RESTRUCTURING AND DISCONTINUED OPERATIONS:

  In order to become more competitive in the changing defense market, the company recorded in the fourth quarter of 1993 an $85 million restructuring provision. In connection with the consolidation of its facilities, the company anticipates reducing its total floor space approximately 30 percent by 1997. The restructuring charge provides for equipment and inventory write-offs of approximately $60 million and plant closing costs of approximately $25 million.

  During 1993, the company settled a lawsuit relating to its previously discontinued solar panel business and recorded a loss of $9.9 million before an income tax benefit of $3.2 million.

  Operating results for Paumanock Insurance Company Ltd. for the years ended December 31, 1992 and 1991, were reported in the income statement under the caption "Income (loss) from discontinued operations" and are summarized as follows:

                                                                1992     1991
                                                              --------  -------
      Sales.................................................. $113,944  $64,055
      Income (loss) before income taxes......................  (54,035)   6,266
      Income taxes...........................................   (9,000)   2,100
      Net income (loss)......................................  (45,035)   4,166

  At December 31, 1992, the net book value of the insurance company's assets and liabilities was $11.1 million and is included in other non-current assets. This business was sold in the first quarter of 1993 at an amount that approximated the company's carrying value.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

NOTE 3--ACCOUNTS RECEIVABLE:

  Receivables at December 31 are summarized as follows:

                                                                1993     1992
                                                              -------- --------
      Billed:
        U.S. government...................................... $121,394 $110,873
        Commercial...........................................   59,027   46,017
                                                              -------- --------
                                                               180,421  156,890
                                                              -------- --------
      Unbilled costs and accrued profits:
        U.S. government......................................  320,370  337,306
        Commercial...........................................   17,940   40,064
                                                              -------- --------
                                                               338,310  377,370
                                                              -------- --------
                                                              $518,731 $534,260
                                                              ======== ========

  Unbilled costs and accrued profits represent revenue earned but not billed to the customer at year-end. At December 31, 1993, approximately $166.7 million of claims and accruals, a portion of which is subject to negotiation, is not expected to be realized before December 31, 1994.

  In June of 1991, the company submitted a request to the U. S. Air Force for an equitable adjustment of the price of a contract involving the F-111A/E & EF-111A Avionics Modernization Program, based on late and inadequate government-furnished software and other property and other failures to comply with contract requirements by the government. The request, as amended in May of 1993, was in the amount of $62.5 million. On August 26, 1993, the Contracting Officer issued what purports to be a decision under the Contract Disputes Act denying the preponderance of the price increase requested and concluding that the Air Force is entitled to recover a net amount of $5.5 million on the basis of alleged company failures to comply with the terms of the contract. The company believes there is little or no support for the Contracting Officer's decision and that the amounts of revenue recognized pursuant to this contract are appropriate as of December 31, 1993.

NOTE 4--INVENTORIES:

  Inventories at December 31 consist of the following:

                                                             1993       1992
                                                           --------- ----------
      Work in process--long-term contracts:
        Production costs.................................. $ 951,837 $1,140,212
        General and administrative expenses...............   120,491    110,316
      Work in process--other..............................     9,595     13,664
      Raw materials, purchased parts and supplies.........    82,158    134,261
                                                           --------- ----------
                                                           1,164,081  1,398,453
      Less related progress payments......................   664,645    786,029
                                                           --------- ----------
                                                           $ 499,436 $  612,424
                                                           ========= ==========

  Under the contractual arrangements by which progress payments are received, the government has a security interest in the inventories identified with related contracts.

  The aggregate amounts of selling, general and administrative expenses incurred during 1993, 1992 and 1991 were, in millions, $375.0, $350.1 and $349.3 respectively.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

NOTE 5--PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment at December 31 (at cost) consist of:

                                                               1993      1992
                                                            ---------- ---------
      Land................................................. $   11,954 $  11,474
      Buildings............................................    316,029   310,747
      Machinery and equipment..............................    967,773   963,395
      Leasehold improvements...............................     51,437    51,829
      Construction in progress.............................     12,897     8,782
                                                            ---------- ---------
                                                             1,360,090 1,346,227
      Less accumulated depreciation and amortization.......    987,367   946,806
                                                            ---------- ---------
                                                            $  372,723 $ 399,421
                                                            ========== =========

  For the years 1993, 1992 and 1991, interest costs of $.9, $.5 and $1.8 million were capitalized, respectively, relating to construction in progress.

NOTE 6--INCOME TAXES:

  The provision for federal income taxes consists of the following:

                                                     1993      1992      1991
                                                   --------  --------  --------
      Current....................................  $101,400  $ 27,600  $  8,600
      Deferred...................................   (83,900)   (9,900)   (4,500)
                                                   --------  --------  --------
                                                   $ 17,500  $ 17,700* $  4,100
                                                   ========  ========  ========
- - --------
* Excludes a tax benefit of $102 million relating to the cumulative effect of the change to the accrual method of accounting for postretirement health benefits.

  A reconciliation between the provision for federal income taxes (substantially all domestic) and the amount computed at the statutory federal income tax rate is as follows:

                                                     1993      1992      1991
                                                   --------  --------  --------
      Provision computed at the statutory rate of
       (1993--35%; 1992 and 1991--34%)...........  $ 26,710  $ 31,459  $ 35,169
      Research and other tax credits realized....       --    (23,500)  (30,799)
      Valuation allowance........................    (9,372)    9,372       --
      FAS 109 adjustment and other...............       162       369      (270)
                                                   --------  --------  --------
                                                   $ 17,500  $ 17,700  $  4,100
                                                   ========  ========  ========
The provision for deferred federal income taxes consisted of the following:

                                                     1993      1992      1991
                                                   --------  --------  --------
      Contract tax accounting methods............  $(40,013) $ 16,208  $ (4,692)
      Accelerated depreciation...................      (294)   (1,716)   (3,502)
      Capitalized costs..........................    (2,463)     (669)   (6,285)
      Gain from investment.......................   (17,150)      --        --
      Restructuring charge.......................   (30,000)      --        --
      Employee benefits and all other--net.......    (2,980)  (14,723)    9,979
      Discontinued operations....................     9,000    (9,000)      --
                                                   --------  --------  --------
                                                   $(83,900) $ (9,900) $ (4,500)
                                                   ========  ========  ========

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  The current liability for income taxes shown in the accompanying financial statements includes current deferred income taxes of $42.7 and $62.4 million as of December 31, 1993 and 1992, respectively.

  Deferred tax liabilities (assets) consisted of the following:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1993       1992
                                                          ---------  ---------
      Contract tax accounting............................ $  86,910  $  96,159
      Excess tax over book depreciation..................    30,337     31,856
                                                          ---------  ---------
        Gross deferred tax liabilities...................   117,247    128,015
                                                          ---------  ---------
      Restructuring charge...............................   (30,000)       --
      Retiree benefit plans..............................  (106,673)  (104,203)
      Capitalized costs..................................   (17,307)   (14,886)
      Employee benefits and other........................   (23,411)   (32,398)
      Gain from investment...............................   (17,150)       --
      Discontinued operations............................       --     (18,372)
                                                          ---------  ---------
        Gross deferred tax assets........................  (194,541)  (169,859)
                                                          ---------  ---------
      Valuation allowance................................       --       9,372
        Net deferred tax asset........................... $ (77,294) $ (32,472)
                                                          =========  =========

  The net change in the valuation allowance for deferred tax assets was a decrease of $9.4 million as a result of the utilization of the loss incurred on the sale of the reinsurance business.

  Effective January 1, 1992, the company began using the liability method as prescribed in Financial Accounting Standard No. 109 which was issued in February 1992. Under FAS 109, deferred tax assets and liabilities are measured at the tax rate that, under existing law, will be in effect when temporary differences between financial and tax reporting turn around.

  State taxes on income are included in general and administrative expenses, and amounted to, in millions, $29.6 in 1993, $16.7 in 1992 and $11.3 in 1991.

NOTE 7--STOCK OPTIONS AND INCENTIVE PLANS:

  The 1981 Stock Option Plan provided for the granting, at any time before April 30, 1991, of options to purchase not more than 2,500,000 shares of the company's stock. The 1990 Stock Option Plan provides for the granting, at any time before April 30, 2000, of options to purchase not more than 1,500,000 shares of the company's stock. The 1992 Long Term Incentive Plan provides for grants of awards not to exceed 1,750,000 shares. The stock option purchase prices in these three plans are not less than the fair market value at dates of grant.

  The plans include an option surrender provision which allows the holders to surrender some or all of their options and receive the value of the appreciation of the shares in common stock.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

                                    OPTIONS

                                                                                      AVAILABLE FOR
                         OUTSTANDING                                                  FUTURE GRANT
                         DECEMBER 31    GRANTED     EXERCISED   SURRENDERED FORFEITED  DECEMBER 31
                         ------------ ------------ ------------ ----------- --------- -------------
NUMBER OF SHARES
1993....................    1,584,667      547,700      137,758  1,618,641    54,609    1,374,784
1992....................    2,847,975      535,000       11,150    493,200   131,200    1,457,472
OPTION PRICE PER SHARE
1993.................... $14.19-39.13 $29.19-39.13 $14.94-32.13
1992.................... $14.19-32.13 $18.69-21.06 $14.25-21.56

  In exchange for the options surrendered in 1993 and 1992, 514,358 and 103,040 shares were issued, having an aggregate market value of $17.6 and $2.3 million, respectively.

  Restricted Stock Award Plans provide for granting to employees, at any time before January 1, 1998, not more than 3,750,000 shares of common stock. At December 31, 1993, 1,063,130 shares were still available for future awards. The cost of shares awarded under these plans is being amortized over 10 years for awards made prior to April 1989 and seven years thereafter, the periods after which all restrictions will have lapsed. In 1993, 1992 and 1991, $3.2, $4.1 and $4.8 million, respectively, have been charged against income for these awards.

  The 1992 Long Term Incentive Plan provides for granting up to 1,750,000 shares in the form of stock options, performance shares and restricted stock. To date three awards have been made totalling 428,650 performance shares, which are earned over a three-year period; and, $4.4 million and $1.4 million of compensation expense has been recorded for 1993 and 1992, respectively. Options for 495,500 shares have been granted under this plan. Both the performance shares and the options granted under this plan are included in the above table.

  In addition, officers and key employees of the company and its subsidiaries have received awards under a Management Incentive Plan totalling, in millions, $7.0 in 1993, $6.8 in 1992 and $5.8 in 1991.

NOTE 8--LONG-TERM DEBT:

  Long-term debt, net of current maturities, at December 31 is as follows:

                                                                1993     1992
                                                              -------- --------
      Notes due 1999, 10 3/8%................................ $200,000 $200,000
      Convertible subordinated debentures due 2009, 9 1/4%...      --    50,000
      Sinking fund debentures due 2011, 10 1/2%..............      --    55,605
      Notes and mortgages at rates from 5 3/4% to 12 7/8%
       with maturities through 2001..........................   43,106   49,639
                                                              -------- --------
                                                              $243,106 $355,244
                                                              ======== ========

  The fair value of the company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the corporation for debt of the same remaining maturities. Long-term debt at December 31, 1993, in the opinion of management has a fair value of $262.3 million.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  Long-term debt maturing in each of the next five years is as follows, in millions: 1994, $6.6; 1995, $7.3; 1996, $8.1; 1997, $8.3; 1998, $9.5.

  The company is party to a Restated Credit Agreement with various banks under which it may borrow up to $200 million. Additionally, the banks have provided a short-term credit facility which provides an additional $100 million through March 31, 1994. On February 25, 1996, the Restated Credit Agreement will terminate and any outstanding advances must be repaid to the banks. Any outstanding advances under the short-term credit facility must be repaid at termination. Interest on borrowings under this agreement will be based on a three level scale related to the company's current credit rating ranging from either Citibank's Base Rate up to .25 percent over that rate or .50 to 1.25 percent over the applicable Eurodollar Rate. There is a commitment fee associated with both agreements that is also based on the company's credit rating ranging from .25 to .50 percent on the Restated Credit Agreement and from .20 to .50 percent on the short term agreement.

  Repayment of borrowings under all of the loan agreements is guaranteed by the company's major subsidiaries. The agreements contain, among other things, provisions regarding maintenance of working capital, net worth and the payment of cash dividends on common stock. The company's working capital and net worth are substantially in excess of the minimum requirements, and the amount available for the payment of cash dividends at December 31, 1993, was $36 million.

  The $75 million 9.50 percent notes which were due February 15, 1996, were included in short-term debt at December 31, 1992, and were redeemed on February 17, 1993, at 100 percent of face value, together with accrued interest.

  The 9.25 percent convertible subordinated debentures due August 15, 2009, were convertible at any time prior to maturity into common stock at $34.75 per share. This issue of debentures was called by the company July 7, 1993, at a price of 101.85 percent of face value plus accrued interest. The 10.50 percent sinking fund debentures due February 15, 2011, were called by the company on April 20, 1993, at a price of 107 percent of face value plus accrued interest.

  The 10.375 percent notes due January 1, 1999, will be redeemable at any time on or after January 1, 1996, after written notice, as a whole or in part at 100 percent of principal amount thereof, together with accrued interest. Upon the occurrence of a designated event (primarily a change in equity ownership, a merger with another company or a two- thirds turnover of the board of directors), the holders of the notes may require the company to repurchase their notes at 100 percent of the principal amount.

NOTE 9--PREFERRED STOCK:

  The company is authorized to issue 10 million shares of $1.00 par value preferred stock, none of which is issued and outstanding at December 31, 1993. In July 1992, the remaining outstanding 1,192,249 shares of $2.80 cumulative preferred stock were redeemed at $25.867 per share.

  Each share of the $.80 convertible preferred stock was convertible into 2.2 shares of the company's common stock. In November 1992 the company exercised its right to call this issue of stock. Those holders who did not convert their holdings to common stock by November 25, 1992, received a cash payment of $14.43 per share plus accrued dividends to that date. Preferred stock converted into common stock during 1992 and 1991 were 2,888 shares and 454 shares, respectively.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

NOTE 10--RETIREMENT PLANS:

  Grumman has noncontributory defined benefit plans covering approximately 85 percent of its employees and some defined contribution plans covering others. Benefits under the defined benefit plans are based on employees' years of service and career average compensation.

  Statement of Financial Accounting Standard (FAS) No. 87, Employers' Accounting for Pensions, effective for fiscal years beginning after December 15, 1986, established a methodology for calculating periodic pension costs for defined benefit pension plans based on the projected unit credit actuarial method.

  The following tables set forth the status of the company's pension plans:

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1993        1992
                                                        ----------  ----------
Actuarial present value of benefit obligations:
  Vested............................................... $2,619,958  $2,140,407
  Nonvested............................................    233,482     199,334
                                                        ----------  ----------
  Accumulated benefit obligation.......................  2,853,440   2,339,741
  Effect of projected future salary increases..........    138,778     156,833
                                                        ----------  ----------
  Projected benefit obligation for services rendered to
   date................................................  2,992,218   2,496,574
Plan assets at fair value..............................  2,871,620   2,771,642
                                                        ----------  ----------
Projected benefit obligations (in excess of)/less than
 plan assets...........................................   (120,598)    275,068
Items not yet recognized in earnings:
  Unamortized net (asset)..............................   (187,182)   (207,112)
  Deferred net loss/(gain).............................    326,734     (93,339)
                                                        ----------  ----------
Accrued pension (liability)/prepaid expense............ $   18,954  $  (25,383)
                                                        ==========  ==========

Periodic pension cost for 1993, 1992 and 1991 is as follows:

                                                 1993       1992       1991
                                               ---------  ---------  ---------
Defined benefit plans:
  Service cost-benefits earned during period.. $  54,993  $  61,918  $  61,135
  Interest cost on projected benefit obliga-
   tion.......................................   209,062    198,841    186,767
  Actual return on assets.....................  (186,573)  (149,733)  (486,778)
  Net amortization and deferral...............   (49,992)   (67,693)   284,757
                                               ---------  ---------  ---------
                                                  27,490     43,333     45,881
Defined contribution plans, etc...............    11,737     10,740      9,260
                                               ---------  ---------  ---------
Total pension expense*........................ $  39,227  $  54,073  $  55,141
                                               =========  =========  =========
Contributions to pension plans................ $  77,892  $  92,227  $  88,507
                                               =========  =========  =========

- - --------
  *Since government procurement regulations permit the recovery of pension expense only to the extent contributions are made to the pension plans and the company's business is predominantly with the government, the difference between plan contributions and the calculated amount per FAS No. 87 is recorded in a deferred asset account, as this difference will be expensed in the future as costs are funded. The company's consolidated statement of income therefore includes the total FAS No. 87 pension cost and a comparable amount of revenue. Costs and liabilities associated with the pension enhancement program where 1,900 employees accepted enhanced pensions as an incentive to retire during the period April 2 through October 31, 1990, are included above and are being funded over a ten-year period which began in 1991.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  Assumptions used in determining the actuarial present value of benefit obligations as of December 31 were:

                                                                     1993  1992
                                                                     ----  ----
      Discount rate................................................. 7.50% 8.50%
      Rate of increase in compensation levels....................... 3.50% 5.00%
      Expected long-term rate of return on assets................... 8.50% 8.75%

  The discount rate was reduced from 8.50 percent to 7.50 percent and the expected rate of return from 8.75 percent to 8.50 percent in recognition of declining interest rates. These are the primary reasons that plan assets shifted from being greater than the projected benefit obligations at December 31, 1992 to being $120.6 million less than the projected benefit obligation at December 31, 1993.

  For the years 1992 and 1991, the assumptions used in determining the net periodic pension expense and the actuarial present value of benefit obligations were a discount rate of 8.75 percent, a compensation increase rate of 6.00 percent, and an expected long-term rate of return on assets of 8.75 percent.

  Approximately 37 percent of the retirement plans' assets are invested in diversified corporate stock, 32 percent in U.S. government securities, 10 percent in corporate fixed income securities, 4 percent in real estate investments and 17 percent in short-term investments. In the event the company terminates its major plan, the U.S. government may claim a share of the remaining excess assets after the accumulated benefits have been satisfied. The company's objectives are to make contributions to the plan that satisfy the ERISA funding requirements and to utilize realistic actuarial assumptions based on long-term trends.

NOTE 11--POSTRETIREMENT HEALTH AND POSTEMPLOYMENT BENEFITS:

  Approximately 75 percent of the company's employees employed at year-end may become eligible for certain retiree health care benefits. The length of time the benefit is available is directly related to years of service. Retiree contributions depend on length of service and Medicare status.

  Financial Accounting Standard (FAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires accrual accounting for retiree medical benefits. The company adopted FAS No. 106 effective January 1, 1992, and elected to immediately expense the $300 million transition obligation upon adoption. To date the company has not prefunded this liability but has taken steps to establish an acceptable funding vehicle with funding to commence in 1994.

  The 1993 and 1992 net periodic postretirement benefit cost by component is as follows:

                                                                1993     1992
                                                               -------  -------
      Service cost............................................ $ 2,591  $ 3,350
      Interest cost...........................................  20,310   25,150
      Amortization of net gain................................  (1,904)     --
                                                               -------  -------
                                                               $20,997  $28,500
                                                               =======  =======

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  The funded status and breakdown of the postretirement benefits are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1992
                                                              -------- --------
      Accumulated benefit obligation:
        Active employees..................................... $ 96,681 $136,700
        Retirees.............................................  155,325  169,800
                                                              -------- --------
          Accumulated benefit obligation.....................  252,006  306,500
        Unrecognized gain....................................   52,746      --
                                                              -------- --------
      Accrued postretirement benefit cost.................... $304,752 $306,500
                                                              ======== ========

  The health care trend rates used by the company as of December 31, 1993, were: 1993, 14 percent; 1994 and 1995, 12.50 percent; 1996-1998, inclusive,
9.50 percent; as of December 31, 1992, they were: 1992, 12 percent; 1993-1995, inclusive, 14 percent; 1996-1998, inclusive, 12 percent. The trend thereafter is zero due to the company's announcement that these costs will be capped at 1998 levels and all increases thereafter will be borne by the retirees.

  The combination of fewer employees, lower health care claim cost experience, and changes in actuarial assumptions has had the effect of reducing the accumulated benefit obligation by approximately $54.7 million.

  The 1993 valuation used a 7.50 percent discount rate. The effect of a one percentage point increase in the assumed health care cost trend rates on the accumulated benefit obligation would be an increase of $6.7 million at December 31, 1993. The net periodic postretirement cost for 1993 would increase by $1.3 million.

  Prior to adoption of this standard, postretirement medical benefits were accounted for on a pay-as-you-go basis. The cost of providing these benefits net of retiree contributions amounted to $21.3 million in 1991.

  In 1994, FAS No. 112, "Employers' Accounting for Postemployment Benefits," becomes mandatory. It requires postemployment benefits to be accounted for on an accrual basis. The company's present accounting policies provide for the accrual of the major components of these costs and adoption of this standard will not have a material impact on the company's financial statements.

NOTE 12--COMMITMENTS AND CONTINGENCIES:

  Rental expense for all operating leases amounted to, in millions, $67.1, $72.8 and $75.8 for 1993, 1992 and 1991, respectively. Minimum rental commitments under long-term noncancellable operating leases total $234.2 million which is payable as follows: 1994, $39.9; 1995, $34.6; 1996, $28.6;
1997, $23.8; 1998, $21.4; and $85.9 million in later years.

  On January 28, 1993, a jury sitting in the United States District Court for the District of Massachusetts returned a verdict against Grumman Systems Support Corporation (GSSC), a subsidiary of Grumman Data Systems Corporation
(GDSC), which in turn is a wholly-owned subsidiary of the company, in an action brought against GSSC by Data General Corporation (DG) for copyright infringement and misappropriation of trade secrets. Judgment against GSSC was entered in the United States District Court for the District of Massachusetts in the amount of $52.4 million. Immediately after the entry of judgment DG brought a post-trial motion seeking to join GDSC as a party defendant on a theory of vicarious liability. The motion was denied and DG then commenced a separate action in the Federal District Court for the District of Massachusetts, Wooster Div. to enforce the judgment obtained against GDSC, which action is still pending. GSSC has filed an appeal with the Federal Court of Appeals for the First Circuit which was heard on

                      GRUMMAN CORPORATION AND SUBSIDIARIES

December 8, 1993. While GSSC's ultimate liability in the disposition of this matter continues to be difficult to estimate, it is management's belief that the outcome is not likely to have a material adverse effect on the company's financial position.

  Three shareholder derivative actions, which are described as brought on behalf of the company, have been filed in the New York State Supreme Court for New York County. The actions name certain of the company's current and former directors as defendants, and name the company as "nominal defendant." The actions ask that damages and other unspecified relief be awarded to the company for the individual defendants' alleged breach of their fiduciary obligations primarily in relation to the subject matter of a long-running federal investigation known as "Operation Upwind." The matters referred to in these actions have been and continue to be acted upon by the company's Board as part of its own ongoing investigation. Motions for summary judgment which seek to dismiss the complaints have been filed on behalf of the defendant directors and the company in two of the three actions. No response to the complaint in the third action has been filed.

  Currently, there are five waste disposal sites where the company has been named either as a potentially responsible party or an owner/operator of the site by a cognizant governmental agency for the cleanup of hazardous materials previously placed there either directly or through an agent and where the cost of remediation or settlement could reasonably exceed $100 thousand in amount. It is unknown at this time what the company's share of these remediation efforts may be but it is not expected to have a material adverse effect on the company's financial position.

  Other pending litigation relating to matters that are in the ordinary course of the company's business activities, including environmental matters, is not expected to have a material adverse effect on the company's financial position.

NOTE 13--SEGMENT INFORMATION:

  The company's operations are classified into four business segments as follows:

  "Aerospace"--Includes the design and production of military aircraft, space systems and commercial aircraft components and subassemblies, as well as the modernization or conversion of previously completed aircraft.

  "Electronics systems"--Includes the design, manufacture and integration of sophisticated electronics for aircraft, computerized test equipment and other defense related products, such as airborne surveillance systems.

  "Information and other services"--Includes electronic data processing services for affiliates and other customers as well as real estate and leasing services. It also includes technical services that help ready the space shuttle for flight, provide space station program support, service and maintain flight simulators and trainers and support Grumman aircraft.

  "Special purpose vehicles"--Includes fabrication of long life vehicles for the U.S. Postal Service, and aluminum truck bodies. Sales to the U.S. government and its agencies (including sales to foreign governments through foreign military sales contracts with U.S. government agencies) for the years 1993, 1992, and 1991 amounted to $2.8, $3.2 and $3.6 billion, respectively.

                      GRUMMAN CORPORATION AND SUBSIDIARIES

  A summary of export sales by geographic areas follows:

                                                        1993     1992     1991
                                                      -------- -------- --------
   Far East.......................................... $205,843 $141,782 $240,106
   Middle East.......................................   87,899   21,248   23,130
   Europe............................................   74,990   70,806   60,862
   Western Hemisphere................................    5,720    4,478    9,949
                                                      -------- -------- --------
                                                      $374,452 $238,314 $334,047
                                                      ======== ======== ========

  Information about the company's operations in its different industry segments for the past three years is as follows:

                                                                DEPRECIATION
                                       OPERATING   IDENTIFIABLE     AND        CAPITAL
1993                       SALES     INCOME (LOSS)    ASSETS    AMORTIZATION EXPENDITURES
- - ----                     ----------  ------------- ------------ ------------ ------------
Aerospace............... $1,965,066    $ 55,533*    $1,150,003    $48,881      $29,337
Electronics systems.....    635,684       2,659*       298,680     10,309        8,768
Information and other
 services...............    657,396      28,070*       294,224      9,391        4,850
Special purpose vehi-
 cles...................    367,405      26,367         93,121      3,870        1,386
Corporate items and
 eliminations...........   (376,427)      5,580        188,421      1,384          244
                         ----------    --------     ----------    -------      -------
Consolidated............ $3,249,124     118,209*    $2,024,449    $73,835      $44,585
                         ==========                 ==========    =======      =======
Interest expense........                 31,702
                                       --------
Income from continuing
 operations before fed-
 eral income taxes......               $ 86,507
                                       ========
- - --------
* Includes an $85 million restructuring charge as follows, in millions:
  Aerospace, $73; Electronics systems, $9 and Information and other services,
  $3.

1992
- - ----
Aerospace............... $2,339,799    $134,476     $1,151,506    $54,855      $22,819
Electronics systems.....    610,850      13,715        317,111     11,245        9,705
Information and other
 services...............    593,152      28,189        290,826     10,236        5,058
Special purpose vehi-
 cles...................    343,350      27,646         74,334      4,026        1,251
Corporate items and
 eliminations...........   (383,201)     (2,400)       255,239      1,765          221
                         ----------    --------     ----------    -------      -------
Consolidated............ $3,503,950     201,626     $2,089,016    $82,127      $39,054
                         ==========                 ==========    =======      =======
Interest expense........                 55,065
                                       --------
Income from continuing
 operations before
 federal income taxes...               $146,561
                                       ========
1991
- - ----
Aerospace............... $2,895,794    $119,753**   $1,323,650    $64,308      $30,932
Electronics systems.....    505,395      13,855        325,546     11,121       12,705
Information and other
 services...............    622,314      31,555        352,001     13,022        8,544
Special purpose vehi-
 cles...................    366,072      21,165         99,053      4,185        2,396
Corporate items and
 eliminations...........   (415,724)     (3,921)       142,166      1,638          270
                         ----------    --------     ----------    -------      -------
Consolidated............ $3,973,851     182,407     $2,242,416    $94,274      $54,847
                         ==========                 ==========    =======      =======
Interest expense........                 85,236
                                       --------
Income from continuing
 operations before
 federal income taxes...               $ 97,171
                                       ========

- - --------
** Includes a $46.5 million charge arising from the settlement of claims against Tracor Aviation Inc.

       (b) Pro Forma financial information.

       Because it is impractical at this time, the pro forma financial information required by Article 11 of Regulation S-X in connection with the acquisition of assets being reported on this Form 8-K is not included herein. Such pro forma financial information will be filed as soon as practicable, but no later than 60 days after the date this report must be filed.

       (c)  Exhibits

                 The following are filed as exhibits to this report:

            (A) Agreement and Plan of Merger, dated as of April 3, 1994, among Northrop Corporation, Northrop Acquisition, Inc. and Grumman Corporation (incorporated by reference to Amendment No. 7 to Northrop Acquisition Inc. Schedule 14D-1 filed April 5, 1994).

            (B) Offer to Purchase for Cash all Outstanding Shares of Common Stock of Grumman Corporation at $60 Net Per Share by Northrop Acquisition, Inc., a wholly owned subsidiary of Northrop Corporation, dated March 14, 1994 (incorporated by reference to Northrop Acquisition, Inc. Schedule 14D-1 filed
                 March 14, 1994).

            (C) Supplement to Offer to Purchase for Cash All Outstanding Shares of Common Stock of Grumman Corporation, at $62 Net Per Share by (incorporated by reference to Amendment No. 7 to Northrop Acquisition Inc. Schedule 14D-1 filed April 5, 1994).

            (D)  Independent Auditor's Consent dated May 2, 1994

                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

  DATED:  May 2, 1994                      NORTHROP CORPORATION



                                           By:    /s/ Sheila M. Gibbons
                                              ----------------------------
                                              Vice President and Secretary